Exhibit 99.1

Contact:	Andy Albert/John Patenaude Nashua Corporation 847-318-1710/603-880-2145	Rich Coyle Citigate Sard Verbinnen 212-687-8080
Thomas Brooker to Succeed Andrew Albert as
Chief Executive Officer of Nashua Corporation
     Nashua, N.H., March 15, 2006 - Nashua Corporation (NASDAQ: NSHA) announced today that Thomas G. Brooker will succeed Andrew B. Albert as the Company’s Chief Executive Officer and President, effective May 4, 2006. Mr. Albert will continue in his role as Chairman of the Board of Directors. Mr. Brooker will be nominated for election and Mr. Albert will be nominated for re-election to serve on Nashua Board of Directors at the Company’s Annual Meeting to be held in Nashua, New Hampshire, on May 1, 2006.
     Prior to his selection as Nashua’s next CEO and President, Mr. Brooker, 47, served as the Group President of Forms, Labels and Office Products for Moore Wallace, a company he joined as a sales representative in 1981. Throughout his career at Moore Wallace, he held a number of positions, including Vice President of the Office Products Group and Executive Vice President of Sales. Moore Wallace is a subsidiary of R.R. Donnelley & Sons (NYSE: RRD).
     Commenting on Mr. Brooker’s appointment, Mr. Albert said, “We are excited that Tom will be joining Nashua in May. He brings 25 years of solid industry experience to the label, converting and coating businesses of Nashua, and his expertise and leadership skills are well suited to the strengths of our management team and the Company overall. I am confident he will build on Nashua’s momentum and ensure that the Company continues to move in the right direction. I look forward to working with Tom in the upcoming months to ensure a smooth transition.”
     Mr. Albert continued, “While my role is changing, as Chairman I will remain focused on the Company’s continued growth — as a business and as an investment. I am proud of Nashua’s accomplishments over the past five years. In essence, the Nashua team turned around a struggling enterprise to create a company poised for strong performance in terms of operations and service, financials and shareholder returns. The Company is well positioned for future growth, and I am certain that Tom is the right person to lead Nashua and capture the opportunities that are available to us.”
     Mr. Brooker said, “I am extremely pleased to be joining a first-rate company like Nashua. I am eager to work with Andy and his management team to take the company to the next level and further enhance its value for shareholders, customers and employees alike. It will be exciting to work with managers and employees whose talent, dedication and knowledge of the business are evident throughout the Company’s operations. I am honored to become a part of the Nashua team.”
About Nashua
     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “will,” “estimates,” “expects” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s ability to consummate the transaction, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the resolution of certain litigation matters, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.